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                    [EKCO GROUP, INC. LETTERHEAD]                    EXHIBIT 99
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FOR IMMEDIATE RELEASE

CONTACT:
Don DeNovellis                       or          Kathryn H. Quinn
Chief Financial Officer                          Account Specialist
Ekco Group, Inc.                                 Sharon Merrill Associates, Inc.
(603) 888-1212                                   (617) 542-5300

             EKCO GROUP COMPLETES SALE OF PLASTICS PRODUCTS DIVISION

     NASHUA, N.H., March 31, 1997 -- Ekco Group, Inc. (NYSE: EKO) today announced that it has completed the sale of its plastics products division to Dallas, Texas-based Austin Products, Inc. As part of this transaction, Austin Products will license the "EKCO" name for use in the sale of plastics products that were previously sold by Ekco Group, and will lease the company's Worcester, Massachusetts facility.

     "The divestiture of the plastics business is an important component in Ekco Group's strategy to improve profitability by focusing on our core housewares business," stated Malcolm L. Sherman, Ekco Group's chairman and chief executive officer. "This transaction will allow us to devote the managerial and financial resources necessary to build on our strong position within the housewares industry, and provides us the means to pursue strategic acquisitions."

     Ekco Group, Inc. is a leading manufacturer and marketer of branded housewares products that are broadly marketed primarily through major mass merchant, supermarket, home/office and hardware stores. The Company's products include household items such as bakeware, kitchenware, brooms, brushes and mops, as well as nonpoisonous and low-toxic household pest control products.

     Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that these forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected in the forward-looking statements due to important risk factors including, without limitation, the timely introduction of new products, the impact of competitive products and pricing, and certain assumptions related to consumer purchasing patterns. Additional information concerning risk factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release.

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